Item 77D

Policies with respect to security investments

1. At a meeting of the Board of Trustees (the "Board") of BNY Mellon Funds Trust (the "Trust"), a Massachusetts business trust, held on March 12, 2014, the Board approved changes to the investment strategy of BNY Mellon Small/Mid Cap Fund (the "Small/Mid Cap Fund"), effective April 28, 2014 (the "Effective Date").  The changes are more particularly described in a Supplement dated March 17, 2014 to the Trust's Prospectus dated January 1, 2014 (the "Prospectus"), filed on that date with the Securities and Exchange Commission (the "SEC"), which is incorporated herein by reference. As of the Effective Date, the Small/Mid Cap Fund was renamed "BNY Mellon Small/Mid Cap Multi-Strategy Fund."

2. At a meeting of the Board held on March 12, 2014, the Board approved changes to the permissible investment options in the Investment Grade Bonds, High Yield Bonds and Diversifying Strategies asset classes of BNY Mellon Asset Allocation Fund, effective on the Effective Date. The changes are more particularly described in Supplements to the Trust's Prospectus and Statement of Additional Information dated January 1, 2014, each dated March 13, 2014 and filed on that date with the SEC, which are incorporated herein by reference.

3. At a meeting of the Board held on June 10, 2014, the Board approved changes to the definition of small cap and mid cap companies with respect to the Small/Mid Cap Fund, effective September 1, 2014.  The changes are more particularly described in a Supplement dated June 11, 2014 to the Trust's Prospectus and filed on that date with the SEC, which is incorporated herein by reference.